EXHIBIT 10.1

AMENDMENT NO. 1

TO THE

TIME WARNER SUPPLEMENTAL SAVINGS PLAN

(Effective January 1, 2011)

1.	Section 2.1(o) shall be amended to read as follows:

(o)    “Eligible Employee” means an Employee who is otherwise eligible for participation in the Qualified Plan, including an Employee who is not employed at a U.S. location of an Employing Company if the Employee is compensated solely through a U.S. payroll. Solely for clarification and the avoidance of doubt, an Employee who is not employed at a U.S. location of an Employing Company is not eligible for this Plan if such Employee is compensated in whole or in part through a non-U.S. payroll. For purposes of Section 4.1(f), an “Eligible Employee” includes an Employee eligible for additional Compensation payments for which a deferral election may be made thereunder, without regard to whether such Employee is eligible for participation in the Qualified Plan.

2.	Section 11.4 shall be amended to read as follows:

11.4    Withholding/Payment of Taxes. The Employing Company or former Employing Company or paying agent shall withhold any federal, state, local or foreign income or employment tax (including F.I.C.A. obligations for both social security and Medicare) which by any present or future law it is, or may be, required to withhold with respect to any payment pursuant to the Plan, with respect to any of its former or present Employees. In addition, a Participant or Beneficiary may request an acceleration of a payment from the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan and that applies to an amount deferred under the Plan before the amount is paid or made available to the Participant or Beneficiary (the state, local, or foreign tax amount). This amount may include an amount necessary to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable federal, state, local, or foreign tax laws as a result of the payment of any such amounts, and to pay the additional income tax at source on wages attributable to the pyramiding taxes attributable to such amounts. Such payment may not exceed the amount of such taxes due as a result of participation in the Plan, as permitted by Code Section 409A and the regulations thereunder. Such payment may be made by distributions to the Participant or Beneficiary in the form of withholding by the Employing Company or former Employing Company pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant. The Benefits Officer shall provide or direct the provision of information necessary or appropriate to enable such distributions to be made or to enable each such company to so withhold.

3.	Section 11.5 shall be amended to read as follows:

11.5    No Guarantee of Tax Consequences. The Benefits Officer, the Investment Committee, the Administrative Committee, the Company and any Employing Company or any former Employing Company do not make any commitment or guarantee that any amounts deferred for the benefit of a Participant, Inactive Participant or Beneficiary will be excludible from the gross income of the Participant, Inactive Participant or Beneficiary in the year deferred or paid for federal, state, local or foreign income or employment tax purposes, or that any other federal, state, local or foreign tax treatment will apply to or be available to any Participant, Inactive Participant or Beneficiary. It shall be the obligation of each Participant, Inactive Participant or Beneficiary to determine whether any deferral or payment under the Plan is excludible from his or her gross income for federal, state, local or foreign income or employment tax purposes, and to take appropriate action if he or she has reason to believe that any such deferral or payment is not so excludible.

4.	This Amendment shall be effective as of June 1, 2012.